 Monaker Group, Inc. 8-K

Exhibit 10.2

PURCHASE AGREEMENT

This

31 Day of August, 2017

Between

BETTWORK INDUSTRIES, INC.

A Nevada Corporation,

(“Purchaser”)

&

MONAKER GROUP, INC.

A Nevada Corporation,

(“Seller”)

BETTWORK INDUSTRIES, INC. a Nevada Corporation, (“Purchaser”) has expressed interest in purchasing several assets that are critical for the launching of its business from MONAKER GROUP, INC. (“Monaker”). The assets include:

  A 71.5% membership interest in Voyages North America, LLC, a Delaware limited liability company (“Voyages”), including the voyage.tv website and 16,000 hours of destination and promotional videos;
  A 10% ownership in Launch360 Media, Inc., a Nevada corporation (“Launch360”);
  Rights to broadcast television commercials for 60 minutes every day on R&R TV network stations which right shall remain until the earlier of (a) the date the shares of Launch360 are no longer held by Purchaser; and (b) the date that Launch360 no longer has rights to broadcast television commercials on R&R TV network stations, for whatever reason (as applicable, the “Termination Date”); and
  Monaker’s Technology Platform for Home & Away Club and supporting I.C.E. partnership.

Purchaser and Monaker may collectively be referred to as the “Parties.”

WHEREAS, Monaker is an owner of 71.5% of the outstanding membership interests of Voyages (the “Voyager Interests”), which entity owns the Voyage.tv website and 16,000 hours of destination video; and

WHEREAS, Monaker owns 16,000 hours of destination and promotional videos (the “Videos”); and

WHEREAS, Monaker has a 10% ownership in Launch360 (the “Launch360 Interests”) which includes the rights to broadcast television commercials for up to 60 minutes every day on RRTV network stations, until the Termination Date (the “Television Rights”); and

WHEREAS, Monaker has a Proprietary Technology Platform for Home & Away Club and supporting I.C.E. Gallery partnership (that may be of benefit for a cellular network Travel Club and Cruise partnership)(the “Technology Platform”); and

WHEREAS, Purchaser and Monaker desire to enter into this Agreement pursuant to which Purchaser will purchase from Monaker: (a) the Voyager Interests; (b) the Launch360 Interests; (c) the Television Rights; (d) the Videos; and (e) the Technology Platform (collectively, the “Assets”).

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

  PURCHASE AND SALE: Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Monaker, and Monaker hereby agrees to sell, transfer and convey to Purchaser the Assets.
  PURCHASE PRICE: The purchase price payable by Purchaser for the Assets shall be TWO MILLION NINE HUNDRED THOUSAND dollars ($2,900,000.00) (the “Purchase Price”) to be paid to Monaker in the form of:

a)      A $2.90 Million Secured Convertible Promissory Note in the form of Exhibit A hereto.

  CLOSING: The closing contemplated by this Agreement for the transfer of the Assets and the payment of the Purchase Prices shall take place on August _____, 2017 at Monaker Group, Inc., 2690 Weston Road, #200, Weston Florida 33331 (the “Closing”). The documents representing the Assets, as applicable, shall be duly endorsed for transfer or accompanied by an appropriate transfer.
  REPRESENTATIONS AND WARRANTIES OF MONAKER: Monaker hereby warrants and represents that:

(a)    Ownership of Assets. Monaker is the lawful owner of the Assets, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Assets as contemplated in this Agreement.

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(b)   Organization and Standing. To Monaker’s knowledge, Voyages is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

(c)    Organization and Standing. To Monaker’s knowledge, Launch360 is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

  SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.
  BINDING EFFECT: The covenants and conditions contained in this Agreement shall apply to and bind the Parties and the heirs, legal representatives, successors and permitted assigns of the Parties.
  BROKER’S FEES: The Parties represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either Party for a broker’s fee, finder’s fee or other similar payment.
  ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both Monaker and Purchaser.
  GOVERNING LAW; VENUE: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice of law or conflict provision or rule (whether of Florida or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied and applicable laws of the United States of America. The obligations of the Parties hereto are to be performed in Florida. All disputes, claims, demands, actions, causes of action, suits or proceedings by and among the Parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts of Florida. Florida shall be the mandatory, exclusive place for the adjudication, litigation, hearing or trial of any matter by and among the parties to this Agreement. Each Party to this Agreement hereby irrevocably waives any right to have any such dispute, claim, demand, action, cause of action, suit or proceeding adjudicated, litigated, heard or tried in any place other than Florida.
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  NOTICE: Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a)

If to BETTWORK INDUSTRIES, INC:

36, Boulevard Helvetique c/o Sean Kelly
1207 Geneva
Switzerland

(b)

If to Monaker Group, Inc:

William Kerby, CEO & Chairman

Monaker Group, Inc

2690 Weston Road, #200

Weston, Florida 33331

  WAIVER: The failure of either Party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
  NO PRESUMPTION FROM DRAFTING. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the parties.
  REVIEW AND CONSTRUCTION OF DOCUMENTS. Each Party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.
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  COUNTERPARTS, EFFECT OF FACSIMILE, EMAILED AND PHOTOCOPIED SIGNATURES. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..peg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

PURCHASER: BETTWORK INDUSTRIES, INC.	MONAKER:

/s/ Sean Kelly	/s/ William Kerby

Sean Kelly	William Kerby
(Name)	(Name)
CEO/Chairman of the Board	CEO & Chairman
(Position)	(Position)

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